Exhibit 10.1

Agreement

By signing this Agreement (“Agreement”), I am acknowledging that I have agreed to be bound by the terms and conditions of this Agreement. As consideration for my agreement to these terms and conditions, Walco International, Inc. (“Walco”) and Walco Holdings, Inc. have granted me certain equity and severance benefits (as more particularly described below). I understand and acknowledge that I would not be provided such consideration in the absence of my agreement to be bound by the following terms and conditions.

Confidential and Proprietary Information. I agree that all documents (including, but not limited to, correspondence, memoranda, plans, proposals, customer lists, marketing and sales plans, financial or legal documents or records, reports and drawings, formulations, designs, samples, and prototypes), tools and equipment and all other tangible and intangible materials whatsoever, that concern Walco’s business and that come into my possession by reason of my employment, are the property of Walco and shall not be used by me for personal gain or in any way adverse to Walco. I agree not remove from Walco’s premises any such tangible items or copies thereof except as Walco permits and, upon termination of my employment, any and all such items removed by me or caused to be removed by me and all copies thereof will be returned to Walco.

Without the prior consent of Walco, I agree not disclose to any person or use at any time, either during or after termination of employment, except as required by law or my duties to Walco, any secret or confidential information, whether or not developed by me unless such information shall have become general public knowledge by any means other than disclosure by me. Secret or confidential information shall include, but not be limited to, designs, formulas, processes, devices, machines, inventions, research or development projects, plans for future development, materials of a business nature, financial data, legal documents and records, computer software technology, computer systems and programs, and any other information of a similar nature in a form or to the extent not available to the public. Further, I agree not disclose to Walco or seek to induce Walco to use any confidential information or material belonging to others.

I agree to disclose promptly to Walco any and all inventions, discoveries and improvements conceived or made at any time or place by me, either alone or in conjunction with others, whether or not done during my regular working hours, during my period of employment and related to the business or activities of Walco. Except as required by law or my duties to Walco, I agree not disclose any such inventions, discoveries and improvements to others without prior written consent of an officer of Walco. Further, I agree to assign without charge to Walco all my interest in such inventions, discoveries and improvements to Walco or its nominee.

Competitive Activities. I agree not to engage in “Competitive Activities” during the time I am employed by Walco and for 12 months following the date of termination (whether with or without cause). “Competitive Activities” are defined as:

Directly or indirectly (either as principal, agent, employee, employer, partner or in any other individual or representative capacity whatsoever) soliciting, selling or rendering services substantially similar to those performed during my employment with Walco to any of the customers solicited, sold to or serviced by me on behalf of Walco at any time during the 18 months preceding termination of my employment with Walco.

Directly or indirectly, either as principal, agent, employee, employer, partner or in any other individual or representative capacity whatsoever, soliciting or inducing any officer, salesman or other employee of Walco to leave his or her employment.

Damages. Because of the difficulty of measuring economic losses to Walco as a result of any breach of this Agreement, and because of the immediate and irreparable damage that could be caused to Walco by such a breach for which it would have no other remedy, I agree that Walco may enforce the provisions of this Agreement by injunctions and restraining orders against me for such a breach, in addition to other available relief at law or equity.

Severance Benefits. I understand that Walco or myself may terminate my employment at any time. In return for my agreement to be bound by the terms of this Agreement, Walco has agreed to pay severance benefits upon the following terms and conditions:

In the event that Walco elects to terminate my employment other than for Cause or I terminate my employment for Good Reason (as those terms are defined hereunder), in lieu of any other severance benefits to which I may be entitled, Walco will, for a period of six (6) months following my termination, continue to pay my salary. The total amount paid to me during this six (6) month period will be equal to one half of the amount paid to me as compensation by Walco during the last full calendar year of my employment, as reflected on my last W-2. The obligations of Walco to do so, however, are conditioned upon me signing a release of claims in a form satisfactory to Walco within twenty-one (21) days (or, if greater, the time period mandated by applicable federal or state law) of the date I receive notice of termination of my employment or the date I receive said release of claims, whichever is later, and upon my not revoking the release of claims thereafter. All such severance payments under this Agreement will bein a form of salary continuation payable in accordance with the normal payroll practices of Walco, and will begin at Walco’s next regular payroll period following the effective date of said release of claims, but shall be retroactive to the date of termination.

The following, as determined by the Senior Vice President of Sales and Operations (or other officer delegated by the Chief Executive Officer) in his/her reasonable judgment, shall constitute Cause for termination: (i) my refusal or failure to perform (other than by reason of disability), or material negligence in the performance of, my duties and responsibilities, to Walco or my refusal or failure to follow or carry out any reasonable direction of Walco; (ii) material breach by me of any provision of this Agreement or any other agreement between myself and the Walco; (iii) the commission of fraud, embezzlement, theft or other dishonesty by me; (iv) my conviction or plea of nolo contendere to any felony or any other crime involving dishonesty or moral turpitude; or (v) any conduct that could reasonably be expected to have a material adverse effect upon the business, interests of reputation of Walco. Upon providing notice of termination of my employment hereunder for Cause, Walco shall have no further obligation or liability to me, other than for Base Salary earned and unpaid at the date of termination.

The following shall constitute Good Reason for termination by me: a material diminishment in the nature or scope of my duties or compensation without my prior consent; provided, however, that the following shall not constitute “Good Reason”: (i) any diminishment in compensation attributable to market conditions or vendor-initiated action, or (ii) any diminishment of the business of Walco or any of its Affiliates, including without limitation, (iii) the sale or transfer of any and all of the assets of Walco or any of its Affiliates, shall not constitute “Good Reason”.

Stock Options. As further consideration for my agreement to be bound by the terms of this Agreement, I will be granted the option to purchase a designated number (as set forth on Exhibit A) of shares of stock in

Walco Holdings, Inc. (the parent company of Walco) upon my execution of the Walco Holdings, Inc. 1997 Stock Option Certificate and Agreement (“Option Agreement”). This grant of options shall be subject to the terms and conditions of the Option Agreement, the Walco Holdings, Inc. 1997 Stock Option Plan (“Option Plan”), and the Walco Holdings, Inc. Stockholders Agreement (“Stockholders Agreement”). This Agreement in no way amends or modifies the terms of this Option Agreement, the Option Plan or the Stockholders Agreement.

The Terms of This Agreement Are Severable. The provisions of this Agreement shall be severable and in the event that any provisions hereof shall be found by any court to be unenforceable, in whole or in part, the remainder of this Agreement shall still be given full force and effect and shall be binding on the parties.

Reasonable Restraint. I agree that the provisions of this Agreement impose only reasonable restraints.

Texas Agreement. This Agreement shall be governed by the laws of the State of Texas.

BY SIGNING THIS AGREEMENT, I ACKNOWLEDGE THAT I HAVE READ IT IN ITS ENTIRETY AND I AM FREELY AND VOLUNTARILY AGREEING TO ITS TERMS AND CONDITIONS.

SIGNED THIS 10th DAY OF March, 2000.

/s/ Kathy C. Hassenpflug
SIGNATURE

KATHY C. HASSENPFLUG
PRINT NAME

ACKNOWLEDGEMENT:

WALCO INTERNATIONAL, INC.

BY:	/s/ Greg Eveland
ITS:	Senior Vice President